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                                                                    Exhibit 10.6

                              SUMMIT DESIGN, INC.
                             EMPLOYMENT AGREEMENT

EMPLOYEE:         C. ALBERT KOOB
EFFECTIVE DATE:   OCTOBER 21, 1995

This Agreement is entered into as of the above date by and between SUMMIT DESIGN, INC., a Delaware corporation ("SUMMIT") and the above-named employee ("Koob").

1.   Employment and Duties. SUMMIT hereby employs Koob to serve and perform in
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the role of Vice President of Finance and Chief Financial Officer reporting to the Chief Executive Officer. Koob agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of SUMMIT's business.

2.   Term and Termination.
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          (a)  This Agreement shall have an initial term of four (4) years, unless sooner terminated in accordance with Subsection 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below. After the initial term of four (4) years, or any extension thereof, the term of the Agreement shall automatically extend for additional one (1) year periods unless terminated by either party with at least ninety (90) days' advanced written notice prior to the end of the then-current term. Both parties acknowledge that the employment created herein is Employment-at-Will and may be terminated with or without cause under the terms stated herein.
          (b) In the event that Koob notifies Summit (in writing) of termination of his employment with Summit for any reason other than specified in
Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

          (c) In the event that Summit notifies Koob (in writing) of termination of his employment by Summit because Koob willfully abandoned the duties of his position or engaged in any business or criminal practice which the Chief Executive Officer and Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(c) is "Cause".

          (d) In the event that Koob notifies Summit (in writing) of his resignation as an employee of Summit because Summit has required (in writing) Koob to perform solely in any role other than Vice President of Finance and Chief Financial Officer without Koob's consent (in writing), then this Agreement shall terminate as of the date of such notification. Termination under this
Section 2(d) is "Construction".

          (e) In the event that Summit notifies Koob (in writing) of termination of his employment by Summit for any reason other than specified in
Section 2(b) and/or 2(c) and/or 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "convenience".
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          (f)  Notwithstanding the above, termination of this Agreement shall not release Koob from any obligations under Sections 4, 5, 6, and 7 hereof.

3.   Compensation and Benefits. In consideration of the services to be performed
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by Koob, SUMMIT agrees to pay Koob the compensation and extend to Koob the benefits consisting of the following:

          (a) Annual Base Salary of $125,000, paid twice monthly and prorated and beginning on the first pay period following the date agreed upon by Koob and the Chief Executive Officer.

          (b) A starting bonus, payable upon signing, of $20,000 in addition to an annual bonus of 25% under the terms of the Executive Bonus Plan.

          (c)  Equity.

               (i) Summit hereby grants Koob an incentive stock option of 75,000 shares of Summit common stock at $ 1.75 per share. These shares are governed by the terms and conditions of the Summit Incentive Stock Option Plan ("ISO Plan"). Notwithstanding the terms and conditions of the ISO plan, 25% of these shares shall vest 12 months after the effective date of this agreement, and the remaining shares shall vest at the rate of 1/36 per month for the next 36 months.

                    In addition, if Summit completes a public offering of its common stock ("IPO"), the vesting defined above shall accelerate by one (1) year. In addition, if more than 75% of the assets, or more than 50% of the outstanding shares of Summit are sold to another company, all of the shares covered under this Section 3(c)(i) shall be 100% vested at closing of the transaction.

                    In addition, if this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in
          Section 2(e), all shares covered under this Section 3(c)(i) shall be 100% vested.

                    In addition, if this Agreement is terminated for Resignation as defined in Section 2(b) or Cause as defined in Section 2(c) within 36 months of the effective date of this Agreement, then Summit shall have the right to repurchase all unvested shares and all vested shares that have been vested for less than one (1) year for $1.75 per share.

                    In addition, in the event of death or disability, vesting shall continue for twenty four (24) months.

                    In addition, Koob shall have piggy-back rights equal to those extended to other Summit senior executives.

          (d) Koob shall be provided the right to participate in the health, dental, and life insurance programs provided for the senior level executives of Summit.
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          (e)  Koob shall earn three (3) weeks vacation during his first year of employment and each year thereafter. This vacation shall be available for use as earned according to the standard policy of Summit.

          (f) In addition, to assist in Koob's relocation from California to Oregon, Summit agrees to provide Koob with a relocation package and reimburse Koob for expenses incurred, not to exceed $50,000.00. Summit also agrees to provide temporary living expenses for as long as reasonably required but not to extend past December 1, 1995, as follows:

 . Housing - not to exceed $1,750.00 per month;
 . Meals - not to exceed $100.00 per week; and . Travel - not to exceed three trips per month ($180.00 per trip).

          (g) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or convenience as defined in Section 2(e), then Summit shall pay Koob $10,416.67 per month plus all insurance benefits normally paid by Summit. This payment shall continue monthly for nine (9) months provided, however, that if Koob accepts full-time employment from another party prior to the end of such nine (9) months, these monthly payments shall immediately terminate.

4.   Confidentiality.  Koob acknowledges that certain customer lists, design
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work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of SUMMIT, collectively referred to as "Technology", were and will be designated and developed by SUMMIT at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of SUMMIT, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to SUMMIT. Koob hereby agrees that he will not, at any time, without the express written consent of SUMMIT, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Koob use, directly or indirectly, for Koob's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

5.   Inventions.  All original written material including programs, charts,
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schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Koob in connection with employment by SUMMIT shall belong exclusively to SUMMIT.

6.   Return of Documents.  Koob acknowledges that all originals and copies of
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records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of SUMMIT or containing any confidential information of SUMMIT shall be the sole and exclusive property of SUMMIT, and shall be returned to SUMMIT upon the termination of employment for any reason whatsoever or upon the written request of SUMMIT.

7.   Compliance.  Koob agrees to comply with all of SUMMIT's written employment
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policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.
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8.   Injunction.  In addition to all other legal rights and remedies, SUMMIT
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shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

9.   Waiver.  The waiver of either party of a breach of any provision of this
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Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

10.  Disputes.  The legal relations of the parties hereunder, and all other
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matters hereunder, shall be governed by the laws of the State of Oregon.
Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.

11.  Entire Agreement.  This Agreement sets forth the entire agreement between
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the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof. No modification of amendment hereof is effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

               "EMPLOYER":                SUMMIT:
                                          A Delaware Corporation

                                          By: /s/ Larry J. Gerhard      11/1/95
                                             -----------------------------------
                                          Name:  Larry J. Gerhard
                                          Title: Chief Executive Officer, SUMMIT


               "EMPLOYEE":                /s/ C. Albert Koob            11/1/95
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                                          C. Albert Koob